Exhibit 3.2

GREAT AJAX CORP.

ARTICLES OF AMENDMENT

TO

ARTICLES SUPPLEMENTARY

Great Ajax Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Articles Supplementary for the Series A Preferred Stock and the Series B Preferred Stock of the Corporation accepted for record by the SDAT on April 6, 2020 are hereby amended by:

(i) Restating the second sentence of Section 6(g) to read as follows:

“For purposes of this Section, (i) “2020 Warrants” means (x) those warrants issued by the Corporation pursuant to the Securities Purchase Agreement (as defined below) and pursuant to certain warrant certificates described thereunder and granted to affiliates of Magnetar Capital LLC, a Delaware limited liability company, and (y) those warrants contemplated by the Securities Purchase Agreement dated May 7, 2020, by and among the Corporation, Flexpoint Special Assets Fund, L.P., a Delaware limited partnership, certain affiliates of Wellington Management Company, LLP, a Delaware limited liability partnership, and certain affiliates of Magnetar Capital LLC, as purchasers thereunder, and the other parties thereto, to be issued by the Corporation pursuant to certain warrant certificates described thereunder and granted to Flexpoint Special Assets Fund, L.P., affiliates of Wellington Management Company LLP and affiliates of Magnetar Capital LLC; and (ii) “Change of Control” means (i) a consolidation, merger, combination or statutory share exchange, in each case involving the Corporation, (ii) a sale of all or substantially all of the direct or indirect assets of the Corporation (including by way of any reorganization, merger, consolidation or other similar transaction) or (iii) a direct or indirect acquisition of beneficial ownership of voting securities of the Corporation by another person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), in each case, pursuant to which (x) the stockholders of the Corporation immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the total economic interests or total voting power of all securities of the Corporation entitled to vote generally in the election of directors and / or (y) the Common Stock would be converted into, or exchanged for, or would be reclassified or changed into, stock, other securities, other property or assets (including cash or any combination thereof).”

SECOND: These Articles of Amendment have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: These Articles of Amendment shall be effective at 1:01 p.m., Eastern time, on May 7, 2020.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 7th day of May, 2020.

ATTEST:	GREAT AJAX CORP.

/s/ Lauren DeMasi	By:	/s/ Lawrence Mendelsohn
Name: Lauren DeMasi		Name: Lawrence Mendelsohn
Title: Secretary		Title: Chief Executive Officer

[Signature Page to Articles of Amendment]

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